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            [LETTERHEAD OF LAW COMPANIES GROUP, INC. APPEARS HERE]

                                 April 23, 1997



Dear Shareholder:

          Earlier today, Law Companies Group, Inc. (the "Company") filed disclosure with the Securities and Exchange Commission relating to recent developments affecting the Company. I have enclosed the filing to inform you of these developments which you may want to consider in connection with the Company's Proxy Statement, dated April 10, 1997, the contents of which to the extent not superseded hereby, are incorporated herein by reference. The Board of Directors of the Company continues to believe that approval of the Williams transaction is in the best interest of the Company and its shareholders. I would ask that you carefully review the enclosed disclosure as well as the Proxy Statement in connection with your consideration of the proposals to be presented at the 1997 Annual Meeting of Shareholders.

          If you have not voted, I encourage you to submit your proxy as soon as practicable. If you have misplaced or lost your proxy or wish to change your vote, please contact Darryl B. Segraves at Law Companies Group, Inc., 3 Ravinia Drive, Atlanta, Georgia 30346 (770-396-8000).

                                 Sincerely yours,


                                 /s/ Bruce C. Coles
                                 ------------------

                                 Bruce C. Coles
                                 Chief Executive Officer,
                                 President and Chairman of
                                 the Board
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     On April 22, 1997, the Board of Directors of Law Companies Group, Inc. (the
"Company"), acting upon the recommendations of an ad hoc committee of the Board of Directors composed of all of the independent members of the Board of Directors (the "Ad Hoc Committee") and the previously constituted Special Committee of the Board of Directors (which includes the independent members of the Board of Directors voting separately as a class) (the "Special Committee"), reaffirmed its approval of the proposed equity investment in the Company by Virgil R. Williams and James M. Williams (the "Williams Transaction") and reconfirmed that the Williams Transaction is in the best interest of the Company and its shareholders.

     The Board of Directors of the Company (the "Board"), the Ad Hoc Committee and the Special Committee met for the purpose of considering unsolicited correspondence from PSI Holdings, Inc. ("PSIHI"), which stated that PSIHI was "prepared to propose" a transaction in which it would acquire all of the outstanding capital stock of the Company, subject to a number of conditions and
contingencies.   Following a thorough discussion and analysis of the PSIHI
correspondence, consideration of the Company's prior dealings with PSIHI, the terms and provisions of the Williams Transaction that have been fully negotiated and agreed upon, and following consultation with the Company's financial advisor, Alex. Brown & Sons Incorporated, and with special counsel to the Ad Hoc Committee and the Special Committee, it was unanimously recommended by the Ad Hoc Committee that the Company reaffirm its long-standing position that it is not in the best interest of the Company or its shareholders to sell a majority or greater interest in the Company, and that, as a result, it was not in the best interest of the Company or its shareholders to pursue the transaction which PSIHI indicated it was "prepared to propose" subject to contingencies. The Special Committee unanimously adopted recommendations substantially similar to those adopted by the Ad Hoc Committee.

     Thereafter, the Board, in reliance upon the separate recommendations of the Ad Hoc Committee and the Special Committee and acting by unanimous vote of those Directors present, reconfirmed that it is not in the best interest of the Company or its shareholders for the Company to be sold, that the possible transaction which PSIHI was contingently "prepared to propose" would not be in the best interest of the Company or of its shareholders, and that it is in the best interest of the Company and its shareholders for the shareholders to approve and for the Company to effectuate as contemplated the Williams Transaction. In taking these actions, the Ad Hoc Committee, the Special Committee and the Board took into account all factors they deemed relevant to reach the conclusions described above, including, without limitation, the factors listed on pages 15 and 16 of the Company's proxy statement dated April 10, 1997, each of which factors were discussed and carefully considered by the Ad Hoc Committee, the Special Committee and the Board.